THIRD AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT AND EXTENSION AGREEMENT
This Third Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement (this “Third Amendment and Extension Agreement”) is made as of June 28, 2017 by and among Credit Acceptance Corporation, a Michigan corporation (the “Company”), Comerica Bank and the other banks signatory hereto (individually, an “Extending Bank” and collectively, the “Extending Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS

A.
The Company, Agent and the Banks entered into that certain Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 23, 2014 (as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 11, 2015 and that certain Second Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 15, 2016, and as further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.

B.
The Company has submitted to the Agent a Revolving Credit Extension Offer under Section 2.16 of the Credit Agreement requesting that the Revolving Credit Maturity Date be extended to June 22, 2020. Each of the Banks designated on the signature page hereto as an Extending Bank has agreed to extend the Revolving Credit Maturity Date of its Revolving Credit Commitment Amount to June 22, 2020 and, in connection therewith, each of the Extending Banks, the Issuing Bank, the Company and the Swing Line Bank have agreed to make certain Permitted Amendments to the Credit Agreement on the terms and conditions set forth in this Third Amendment and Extension Agreement. This Third Amendment and Extension Agreement shall constitute an “Extension Agreement” as defined in Section 2.16 of the Credit Agreement.

C.
The Company has also requested pursuant to Section 2.17 of the Credit Agreement to exercise the Revolving Credit Optional Increase available thereunder such that, concurrently with the effectiveness of this Third Amendment and Extension Agreement, the Revolving Credit Aggregate Commitment shall be increased to $345,000,000.

D.
In addition, the Company has requested that Agent and the Extending Banks agree to the additional amendments to the Credit Agreement and to the Security Agreement (as defined in the Credit Agreement) contained herein and Agent and the Extending Banks are willing to do so, but only on the terms and conditions set forth in this Third Amendment and Extension Agreement.

NOW, THEREFORE, Company, Agent and the Extending Banks agree:
1.Section 1 of the Credit Agreement is amended as follows:

(a)	By amending and restating the definition of “Revolving Credit Maturity Date” in its entirety as follows:

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) (x) for each Non-Extending Bank, the Non-Extended Maturity Date and (y) for each Extending Bank, the Extended Maturity Date, in each case as such date may be extended from time to time pursuant to Section 2.16 hereof, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated (or the entire unpaid Indebtedness shall be accelerated) pursuant to Section 2.15 or 9.2 hereof, and, as used herein, Revolving Credit Maturity Date shall refer either to the Revolving Credit Maturity Date applicable to the Non-Extending Banks or the Revolving Credit Maturity Date applicable to the Extending Banks, as the case may be.”

(b)	By amending the definition of “Indebtedness” to insert the following immediately before the words “and all Net Hedging Obligations” in the definition:
“any liabilities of Company and/or any Significant Domestic Subsidiary to the Agent or any Bank arising in connection with any Banking Product Obligations”

(c)	By adding the following new definitions in the appropriate alphabetical order:
“Banking Product Obligations” means any obligations of the Company or any of its Subsidiaries owed to any Person in respect of treasury management services (including services in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depositary, information reporting, lock-box and stop payment services), commercial credit card and merchant card services, stored valued card services, other cash management services, lock-box leases and other banking products or services related to any of the foregoing.
“Extended Maturity Date” means June 22, 2020.
“Extending Bank” shall have the meaning set forth in Section 2.16 hereof and, for the avoidance of doubt, shall include, without limitation, any Bank which has acquired the interest of a Non-Extending Bank by assignment under Section 13.14(a)(v) hereof.
“Non-Extended Maturity Date” means June 22, 2019.
“Non-Extending Bank” shall have the meaning set forth in Section 2.16 hereof.
“Permitted Amendment” shall have the meaning set forth in Section 2.16 hereof.

“Third Amendment Effective Date” means June 28, 2017.
2.    Section 2.3(b) of the Credit Agreement is amended by replacing the second reference to “12:00 noon” with “1:00 p.m.”.
3.    Section 2.3(d) of the Credit Agreement is amended by replacing the reference to “six (6)” with “seven (7)”.
4.    Section 2.14 of the Credit Agreement is amended by adding the following parenthetical phrase to the first sentence of such Section, immediately following the words “if at any time and for any reason:”
(including, without limitation, as a result of any reduction of the Revolving Credit Aggregate Commitment on the Non-Extended Maturity Date).
5.    Section 3.6(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)(i)    Upon issuance by the Issuing Bank of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Bank shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Percentage; provided that on or after the Third Amendment Effective Date, the Agent and the Company may establish a separate Letter of Credit subfacility for the issuance of Letters of Credit whose expiry dates extend beyond the Non-Extended Maturity Date to be participated in solely by the Extending Banks ratably in accordance with the Percentages of the Extending Banks, giving pro forma effect to the Non-Extended Maturity Date and, to implement such separate subfacility, may enter into one or more Permitted Amendments (in accordance with and subject to Section 2.16), without the consent of any other Bank.
(ii)    On the Non-Extended Maturity Date (provided that no Event of Default has occurred and is continuing on such date), the participations, if any, of each Non-Extending Bank in any outstanding Letters of Credit shall be reallocated to and among the Extending Banks ratably in accordance with the Percentages of the Extending Banks immediately after giving effect to the Non-Extended Maturity Date, but only to the extent that such reallocation does not cause, with respect to any Extending Bank, the sum of the aggregate principal amount of all outstanding Advances of the Revolving Credit of such Extending Bank plus such Extending Bank’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations to exceed such Extending Bank’s Revolving Credit Commitment Amount. Any Letter of Credit Fees paid to the Non-Extending Banks prior to the date of reallocation in respect of such Letters of Credit shall not be recalculated, redistributed or reallocated by the Issuing Bank, all such fees having been paid by Company on a non-refundable basis; provided however that, on the date of reallocation, Company shall pay to the Extending Banks whose shares in such Letters of Credit are increasing by virtue of the reallocation a special Letter of Credit Fee (calculated on the basis of the Letter of Credit Fees which would be applicable to such Letters of Credit if issued on the date of reallocation) for the period from the date of reallocation to the date the Letter of Credit fees are next due under Section 3.4(c) hereof (but computed only to the extent of the applicable increase of such Extending Bank’s share of such Letter of Credit).
6.    The first paragraph of Section 8 of the Credit Agreement is hereby amended by adding the phrase “under this Agreement” after the word Indebtedness.
7.    Section 8.5(n) of the Credit Agreement is hereby amended by adding the parenthetical “(including, for the avoidance of doubt, all Banking Product Obligations)” immediately before the semicolon.
8.    A new Section 10.6 of the Credit Agreement is hereby added to the end of Article 10, as follows:
10.6 Certain Payments to the Non-Extending Banks. Each of the Extending Banks hereby acknowledges and agrees that, on the Non-Extended Maturity Date (i) the Revolving Credit (together with interest and fees applicable thereto) of each Non-Extending Bank shall become due and payable, (ii) the Revolving Credit Commitment Amount of each Non-Extending Bank shall terminate and (iii) to the extent provided in Section 3.6, the participating interests of each Non-Extending Bank in undrawn Letters of Credit and Swingline Loans shall terminate and be reallocated (as set forth therein). Furthermore, such repayments and terminations required to be made to the Non-Extending Banks on the Non-Extended Maturity Date shall not be subject to the pro rata sharing provisions of this Agreement (vis-à-vis) the Extending Banks, including without limitation Sections 10.1(a) and 10.3 hereof, unless the Revolving Credit Maturity Date for all of the Banks has occurred on or before such date. Upon the foregoing repayment to the Non-Extending Banks, the Agent shall distribute to the Extending Banks and the Company a revised Schedule 1.2 (giving effect to the new Percentages resulting therefrom and from any assignments relating thereto), and all outstanding Advances of the Revolving Credit (if any) shall be reallocated among the Extending Banks based on such new Percentages.
9.    Section 12.18 of the Credit Agreement is amended (a) to insert the words “and Banking Product Obligations” at the end of the title of such Section before the period (b) to replace the second reference to Banks in the first sentence of such section with the phrase “lender of Advances” and (b) to insert the words “or Banking Product Obligations” immediately following the words “Hedging Agreements” in the last sentence of such section.

10.    Section 13.14(a) of the Credit Agreement is amended by amended and restating the first sentence of such Section in its entirety as follows:
With respect to any Bank (i) whose obligation to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (ii) that has demanded compensation under Sections 3.4(b), 11.5 or 11.7 or to which additional amounts shall be payable pursuant to Sections 10.1(d) or 13.15(a) (provided, however, that following any assignment under this Section 13.14(a) resulting therefrom, such assignment will result in a reduction in such compensation or payments with respect to the assigned interest thereafter), (iii) that has become a Defaulting Bank, (iv) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Banks have already consented or (v) that has become a Non-Extending Bank under Section 2.16 hereof (in each case, an “Affected Bank”), then the Agent or the Company may, at the Company’s sole expense, require the Affected Bank to sell and assign all or, in the case of clause (v) above, any portion, of its interests, rights and obligations under this Agreement, including, without limitation, its Commitments, to an assignee, which may be one or more of the Banks; provided that in the case of clause (v) above, such assignee, whether or not an existing Bank, shall be an Extending Bank for all purposes (such assignee shall be referred to herein as the “Purchasing Bank” or “Purchasing Banks”) within two (2) Business Days after receiving notice from the Company requiring it to do so, for an aggregate price equal to the sum of the portion (or, if applicable in the case of clause (v) above, the applicable portion so assigned) of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Bank(s) (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts, including without limitation, if demanded by the Affected Bank, the amount of any compensation that due to the Affected Bank under Sections 3.4(b), 11.1, 11.5 and 11.7 to but excluding said date), payable (in immediately available funds) in cash.
11.    Schedule 1.2 of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Attachment 1.
12.    The Agent and the undersigned Lenders agree that for purposes of the first paragraphs of each of Sections 7, 8 and 12.16(b)1(i) of the Credit Agreement, that payment in full of the Indebtedness as specified therein shall not require the payment of contingent indemnification obligations and other obligations not then payable which expressly survive the termination of the Loan Documents, in any such case not then due and payable and as to which no claim has yet been asserted.
13.    The Security Agreement is hereby amended by (a) amending the first paragraph of Article IV thereof by inserting “, and other than indebtedness and obligations arising under Banking Product Obligations, Net Hedging Obligations, or Hedging Obligations” in the third line thereof immediately after the phrase “yield protection obligations” and before the closing parenthesis and (b) amending Section 7.12 thereof by inserting “, and other than indebtedness and obligations arising under Banking Product Obligations, Net Hedging Obligations, or Hedging Obligations (except to the extent any amounts have become due and payable thereunder or in respect thereof)” in the fourth line thereof immediately after the word “accrued” and before the closing parenthesis.
14.    Subject to Section 12.15 of the Credit Agreement, those titles shown on the signature pages to this Third Amendment and Extension Agreement are awarded to the Banks, as applicable, in replacement of any previously awarded titles.
15.    This Third Amendment and Extension Agreement shall become effective (the “Effective Date”) according to the terms and as of the date hereof, upon satisfaction of the following conditions:

(a)	receipt by the Agent of .pdf copies (followed by prompt delivery of original signatures) of counterpart originals of:

(i)	this Third Amendment and Extension Agreement, duly executed and delivered by the Company and the requisite Banks;

(ii)	a new Note duly executed and delivered by the Company for each Bank requesting the same;

(iii)	a Reaffirmation of Loan Documents duly executed and delivered by the Company and each of the Guarantors;

(iv)
a certificate from the secretary (or other authorized officer) of Company and each Guarantor certifying: (A) as to the adoption of authorizing resolutions in connection with this Third Amendment and Extension Agreement and the Loan Documents and attaching true and correct copies thereof, (B) that no consents or authorizations of any third parties are required in connection therewith, and (C) that either there have been no changes to the organizational documents of such party previously delivered to Agent or that true and accurate copies of organizational documents are being provided to Agent with such certificate, and

(b)
Company shall have paid to Agent and the applicable Banks all interest, fees and other amounts, if any, due and owing to the Agent and such Banks as of the Effective Date, including, without limitation, payment of the fees required to be paid in accordance with the terms of that certain Fee Letter dated May 31, 2017.

Agent shall give notice to Company and the Banks of the occurrence of the effectiveness of this Third Amendment and Extension Agreement. On such date, the outstanding Advances shall be reallocated among the Banks in accordance with Section 2.17(b) of the Credit Agreement and Attachment 1 hereto, taking into account the increases in the Revolving Credit Commitment Amounts of the Extending Banks pursuant thereto.

16.    Company hereby certifies that (a) all necessary actions have been taken by the Company to authorize execution and delivery of this Third Amendment and Extension Agreement and (b) after giving effect to this Third Amendment and Extension Agreement, no Default or Event of Default has occurred and is continuing on the Effective Date.
17.    The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.19, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.
18.    Except as specifically set forth above, this Third Amendment and Extension Agreement shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
19.    Unless otherwise defined to the contrary herein, all capitalized terms used in this Third Amendment and Extension Agreement shall have the meaning set forth in the Credit Agreement.
20.    This Third Amendment and Extension Agreement may be executed in counterparts in accordance with Section 13.10 of the Credit Agreement.
21.    This Third Amendment and Extension Agreement shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

WITNESS the due execution hereof as of the day and year first above written.
COMERICA BANK, as Administrative Agent, Joint Bookrunner, Co-Lead Arranger, and Collateral Agent and an Extending Bank

By: /s/ Paul G. Russo
Name: Paul G. Russo
Title: Vice President

CREDIT ACCEPTANCE CORPORATION

By:/s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Treasurer

BANKS:

BANK OF AMERICA, N.A., as Documentation Agent, and an Extending Bank

By: /s/ Gregory J. Bosio
Name: Gregory J. Bosio
Title:     Senior Vice President

BANK OF MONTREAL, as Joint Bookrunner, Co-Lead Arranger and an Extending Bank

By: /s/ Adam Tarr
Name: Adam Tarr
Title:     Director

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with FIFTH THIRD BANK, a Michigan banking corporation, as Joint Bookrunner and Co-Lead Arranger, and an Extending Bank

By: /s/ Steven J. Englehart
Name: Steven J. Englehart
Title: Senior Vice President

CITIZENS BANK, N.A., as Joint Bookrunner and Co-Lead Arranger and an Extending Bank

By: /s/ Michael S. Farley
Name: Michael S. Farley
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK, as an Extending Bank

By: /s/ Tara Donovan
Name: Tara Donovan
Title: Vice President

FLAGSTAR BANK, FSB, as Syndication Agent, and an Extending Bank

By: /s/ Kelly M. Hamrick
Name: Kelly M. Hamrick
Title: First Vice President

KEYBANK, NATIONAL ASSOCIATION, as Documentation Agent and an Extending Bank

By: /s/ Michael Dolson
Name: Michael Dolson
Title: Senior Vice President

Attachment 1
Replacement Schedule 1.2
(PERCENTAGES)

Banks	Revolving Credit Commitment	Percentage
Comerica Bank	$55,000,000	15.9420290
Bank of America, N.A.	$35,000,000	10.1449275
Citizens Bank, N.A.	$50,000,000	14.4927536
Bank of Montreal	$40,000,000	11.5942029
Fifth Third Bank	$35,000,000	10.1449275
The Huntington National Bank	$30,000,000	8.6956522
JPMorgan Chase Bank, N.A.	$30,000,000¹	8.6956522
Flagstar Bank, FSB	$25,000,000	7.2463768
KeyBank, National Association	$30,000,000	8.6956522
Israel Discount Bank of New York	$15,000,000¹	4.3478261
TOTAL	$345,000,000.00²	100.000000%

¹ Commitment reduces to 0 on the Non-Extended Maturity Date.
² Revolving Credit Aggregate Commitment reduces to $300,000,000 on the Non-Extending Maturity Date.